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                                                                 EXHIBIT 5.1



           [NELSON MULLINS RILEY & SCARBOROUGH, L.L.P. LETTERHEAD]





                               November 25, 1997


Board of Directors
Roberts Realty Investors, Inc.
8010 Roswell Road, Suite 120
Atlanta, Georgia  30350

Gentlemen:

         We have acted as counsel to Roberts Realty Investors, Inc., a Georgia corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") relating to the proposed public offering of up to 3,363,430 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), which are reserved for issuance in redemption of units of limited partnership interest ("Units") in Roberts Properties Residential, L.P. (the "Operating Partnership"). The Registration Statement covers the resale of the Shares by former holders of Units who received their shares in redemption of their Units. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-B in connection with the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the prospectus included within the Registration Statement.

         As such counsel, we have examined and are familiar with the Articles of Incorporation and Bylaws of the Company (each as amended to date), and the minutes of the meetings of the shareholders and directors of the Company. In addition, we have made such investigations of law and have examined such certificates of public officials and officers of the Company and such other documents and records as we have considered necessary for purposes of this opinion.

         This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards (the "Interpretive Standards") Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this Opinion Letter by this reference.

         We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents of all

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Board of Directors
Roberts Realty Investors, Inc.

November 25, 1997

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documents submitted to us as certified or photostatic copies. We also have relied upon the accuracy of the aforementioned certificates of public officials and, as to matters of fact, of officers of the Company. We have also relied on records of the Company and the Operating Partnership, and we have assumed the accuracy and completeness thereof.

         This opinion letter is based as to matters of law solely on the Georgia Business Corporation Code. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

         Based on the foregoing and subject to the Interpretive Standards, it is our opinion that the Shares have been duly authorized and that upon issuance of the Shares in redemption of Units in accordance with the provisions of the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership effective as of October 1, 1994, as amended by Amendment #1 thereto dated as of October 13, 1994, such Shares will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.


                                    Very truly yours,

                                    Nelson Mullins Riley & Scarborough, L.L.P.


                                    By:      /s/ Charles D. Vaughn
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